Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), which is made effective as of the 3rd day of November 2025 (the “Effective Date”), is made by and between Ideal Power Inc., a Delaware corporation, with headquarters located at 5508 Highway 290 West, Ste. 120, Austin, Texas 78735, hereinafter referred to as “Company”, and David Somo, hereinafter referred to as “Executive.” The purpose of this Agreement is to confirm the terms of the employment relationship between Company and Executive.

RECITALS

WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its Chief Executive Officer and President and, until otherwise removed in accordance with Article IV, Section 4 of Company’s bylaws, a member of Company’s Board of Directors (for which position no additional compensation will be paid) (the “Board”);

WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company, and the responsibilities that Company will owe to Executive.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a “Party” and collectively referred to as the “Parties”) agree as follows:

AGREEMENT

1.         TERM; POSITION.

Company hereby employs Executive as Company’s Chief Executive Officer and President, and Executive hereby accepts employment with Company pursuant to the terms of this Agreement, which will continue until terminated pursuant to Section 11 or 12 below.

2.         GENERAL DUTIES.

Executive shall devote his time, ability, and attention to Company’s business during Executive’s employment, Executive shall report to the Board and agrees to keep the Board fully informed with regard to critical issues affecting the value and reputation of Company. Furthermore, in his capacity as Chief Executive Officer, Executive shall be primarily responsible for the exercise of the powers and the discharge of the duties of Company that are not reserved for the Board, and shall have authority and control over all personnel of Company, shall be responsible for managing the overall operations of Company and shall act as the main point of communication between the Board and Company’s operations. Executive shall do and perform all services, acts, or things reasonably necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by Company through the Board. Executive agrees to cooperate with and work to the best of his ability with Company’s management team, which includes the Board and the officers and other employees, to continually improve Company’s reputation in its industry for quality products and performance.

3.         NONSOLICITATION AND PROPRIETARY PROPERTY AND CONFIDENTIAL INFORMATION PROVISIONS.

As a condition of his employment with Company, Executive has executed a Proprietary Information and Inventions Agreement (“PIIA”), the terms of which are included by reference into this Agreement.

4.         COMPLIANCE WITH SECURITIES LAWS.

Executive acknowledges that he is subject to the provisions of Sections 10 and 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Executive acknowledges that Sections 10 and 16 and the rules and regulations promulgated thereunder may prohibit Executive from selling or transferring his securities in Company. Executive agrees that he will comply with Company’s policies, as stated from time to time, relating to selling or transferring Company’s securities.

5.         COMPENSATION.

(a)         Base Salary. Executive will receive a base salary in the amount of $425,000/year. The salary paid during Executive’s employment shall be referred to in this Agreement as the “Base Salary”. The Base Salary shall be subject to any tax withholdings and/or employee deductions that are applicable. The Base Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of the Company for its employees. The Base Salary will be subject to adjustment at the discretion of the Board no less frequently than annually.

(b)         Bonus. In addition to the Base Salary, Executive shall be eligible to participate in a discretionary bonus program established and approved by the Board and/or its Compensation Committee (the “Program”) and, pursuant to the Program, Executive may earn a cash bonus (“Bonus”) on an annual or shorter performance period basis (“Bonus Performance Cycle”) with a target amount of 100% of Executive’s Base Salary. At least annually, the Compensation Committee of the Board (the “Compensation Committee”) shall establish (i) performance targets, standards and goals (“Standards and Goals”) to be met by Executive and (ii) the Bonus amounts payable based on the Standards and Goals that are achieved. Nothing in this subsection (b) shall prevent the Compensation Committee establishing alternatives to the computation of the Bonus, which may be approved and paid to Executive in place of the Bonus described herein. The Bonus shall be subject to any applicable tax withholdings and/or employee deductions and shall be paid on or before March 15th of the following calendar year; Given the retention aspects of the Bonus, and subject to the applicable provisions of Section 12(f) of this Agreement, the Bonus for any Bonus Performance Cycle shall not be earned unless Executive is employed on the day of payment of such Bonus.

(c)         Participation In Employee Benefit Plans. Executive shall have the same rights, privileges, benefits and opportunities to participate in any of Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees. During Executive’s employment, the Company shall provide, at Company’s sole expense, medical and dental benefits for Executive, his spouse and children under the same policy or policies generally available to other executive officers of the Company. Company may also provide, at its sole expense (i) disability insurance which, in the event of Executive’s disability, will replace no less than 60% of the Base Salary being paid to Executive at the time the disability occurred and (ii) life insurance in an amount to be agreed upon by the Board and Executive. Irrespective of the foregoing, Company may change any benefits contractor or change, alter, or terminate any benefit plans, rights, privileges, or opportunities at any time in its discretion, and any such change, alteration, or termination will not be a breach of this Agreement. In the event Executive receives payments from the disability insurer, Company shall have the right to offset such payments against the Base Salary otherwise payable to Executive during the period for which such payments are made.

6.         EQUITY COMPENSATION.

(a)    The Company will issue to Executive: (1) an award of restricted stock units of the Company (“RSUs”) equivalent to 2.5% of the Fully Diluted Common Stock (as defined herein) outstanding as of the closing of the Nasdaq Capital Market on the Effective Date; and (2) an award of performance stock units of the Company (“PSUs”) equivalent to 2.5% of the Fully Diluted Common Stock outstanding as of the closing of the Nasdaq Capital Market on the Effective Date (the RSUs and the PSUs collectively, the “Inducement Award”). The Inducement Award grant will occur after market close on the Effective Date. The RSUs will vest in equal increments over 3 years on each anniversary of the grant date and the PSUs will vest upon achievement of certain performance milestones to be set by the Board or the Compensation Committee. For purposes of this Agreement, “Fully Diluted Common Stock” means all issued and outstanding shares of the Company’s common stock (“Common Stock”), plus all shares of Common Stock issuable upon the exercise, conversion, or exchange of any options, warrants, or other rights to acquire Common Stock and upon the conversion or exchange of any securities convertible into or exchangeable for Common Stock, in each case regardless of whether such options, warrants, rights, or other securities are then vested, exercisable, convertible, or in the money. The Inducement Award shall be subject to applicable tax withholding. The Parties intend that the Inducement Award be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended.

(b)    During Executive’s employment and subject always to the discretion of the Compensation Committee, Executive may be eligible to receive additional equity awards under the Company’s Amended and Restated 2013 Equity Incentive Plan (or any other equity incentive plan adopted by the Board or the Compensation Committee).

7.         REIMBURSEMENT OF EXPENSES.

(a)    Reimbursement of Business Expenses. Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company. However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

(b)    Reimbursement of Moving and Temporary Living Expenses. Company shall reimburse Executive for all expenses associated with his relocation to Austin, Texas in an amount not to exceed $50,000. Eligible expenses for purposes of this Section 7(b) shall include, but not be limited to, apartment rent and initial furnishings, local transportation and car lease payments, initial utilities, fees, and deposits, reasonable temporary storage, and reasonable travel related to the initial relocation. Company will reimburse all such expenses within thirty (30) days after receipt of Executive’s request for reimbursement Executive acknowledges that some reimbursements will be treated as taxable income subject to all applicable withholdings and deductions required by law. For those expenses deemed to be taxable, the Company shall make additional payments to Executive as are necessary to ensure Executive receives the full, intended amount after all taxes are deducted.

8.         PAID TIME OFF.

Executive shall be entitled to four weeks of paid time off each year; provided, however, failure to use paid time off will prevent the accumulation of additional paid time off in excess of four weeks.

9.         LIABILITY INSURANCE; INDEMNIFICATION OF LOSSES.

(a)    Directors’ and Officers’ Liability Insurance. Company shall, at its sole expense, obtain and maintain directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage to Executive on terms that are no less favorable than the coverage provided to other similarly situated directors and senior offices of the Company as of the Effective Date. Upon any termination of coverage (including following a Change in Control or Executive’s termination of employment for any reason), Company shall obtain a “tail” policy providing coverage, with terms no less favorable than the D&O Insurance in effect immediately prior to such termination.

(b)    Indemnification. So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties. The rights to indemnification provided in this Section 9(b) are not and will not be deemed exclusive of any other rights or remedies to which Executive may at any time be entitled under applicable law, the organizational documents of the Company or any of its subsidiaries, any agreement, or otherwise, and each such right under this Section 9(b) will be cumulative with all such other rights, if any.

10.         PERSONAL CONDUCT.

Executive agrees to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company’s business. Executive further agrees to comply with all applicable laws and regulations and not at any time to commit any act or become involved in any situation or occurrence that would reasonably be expected to harm the reputation, business interests or operations of the Company. Notwithstanding the foregoing, no adverse action shall be taken under this Section 10 based on alleged, rumored, or media‑reported conduct, unless, after notice to Executive and a reasonable opportunity to respond, the Board determines in good faith, based on reasonably verified facts, that Executive engaged in conduct that has had, or is reasonably likely to have, an adverse effect on the Company. For the avoidance of doubt, events outside Executive’s control, including false, manipulated, or content generated by artificial intelligence (including, but not limited to, “deep fakes”), or lawful off‑duty conduct that does not adversely affect the Company’s reputation, business interests or operations, shall not constitute a violation of this Section 10.

11.         TERMINATION FOR CAUSE.

The Company may terminate Executive for cause immediately, without notice, if Company reasonably concludes that Executive has committed fraud, theft, embezzlement, misappropriation of Company funds or other property, or any felony. The Company may also terminate Executive for cause for any of the following:

(a)         Breach by Executive of any material provision of this Agreement;

(b)         Violation by Executive of any statutory or common law duty of loyalty to Company under applicable law; or

(c)         A material violation by Executive of Company's employment policies and/or Code of Business Conduct and Ethics; or

(d)         Commission of such acts of dishonesty, gross negligence, or willful misconduct as would prevent the effective performance of Executive’s duties or which result in material harm to Company or its business.

The Company may terminate this Agreement for cause by giving written notice of termination to Executive, provided, however, if the Company determines Executive to be in default of this Agreement under subsection (a) or (c) above, the Company shall deliver a written demand that identifies the manner in which the Company believes that Executive is in default, and Executive shall have a period of 30 days to correct the alleged default. Upon termination for cause, the obligations of Executive and Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement. If Executive’s employment is terminated pursuant to this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Base Salary and the value of unused paid time off through the effective date of the termination; and (ii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

12.         OTHER TERMINATIONS.

(a)         Death. Executive’s employment shall terminate upon the death of Executive. Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.

(b)         Disability. The Company reserves the right to terminate Executive’s employment upon 30 days written notice if, for a period of 90 days, Executive is prevented from discharging his substantial or material duties due to any physical or mental disability, except otherwise required by law.

(c)         Election By Executive. Executive’s employment may be terminated at any time by Executive for any reason upon not less than 30 days written notice by Executive to the Board. A termination by Executive for Good Reason (as defined herein) pursuant to Section 12(d) shall not be deemed a termination by Executive pursuant to this Section 12(c).

(d)         Election By Company or by Executive for Good Reason. Executive’s employment may be terminated at any time by Company without cause upon not less than 30 days written notice by the Company to Executive. Executive may terminate his employment hereunder for Good Reason, and, except as provided in Section 12(e), any such termination shall be deemed a termination by Company without cause pursuant to this Section 12(d). For purposes of this Agreement, “Good Reason” shall mean: (a) a material reduction in Base Salary or target Bonus opportunity (b) a material diminution in Executive’s authority, duties, or responsibilities; (c) a requirement to relocate Executive’s principal work location by more than fifty (50) miles (other than the relocation contemplated in connection with Executive’s hire); or (d) a material breach by Company of this Agreement; provided that Executive provides written notice within thirty (30) days after the initial occurrence, the Company fails to cure within thirty (30) days after receipt of such notice, and Executive resigns within thirty (30) days after the cure period ends. For the avoidance of doubt, “Good Reason” will not exist (i) if the Company places Executive on administrative leave, a temporary suspension or similar leave pending the Company’s investigation into potential misconduct or violation of Company policy by Executive , or (ii) due to termination pursuant to Sections 11 or 12(a)-(c). This administrative leave, temporary suspension,or similar leave cannot exceed sixty (60) days in any case.

(e)         Termination Due to a Change in Control. Executive’s employment may be terminated upon a Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the sale or disposition by Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of Company in connection with the sale or transfer of a Controlling Interest in Company to an unrelated third party, or the merger or consolidation of Company with another corporation as part of a sale or transfer of a Controlling Interest in Company to an unrelated third party. For purposes of this definition, the term “Controlling Interest” means the sale or transfer of Company’s securities representing at least 50.1% of the voting power. It will be presumed that a termination by Company is a termination under this subsection (e) if Executive’s employment is terminated by Company, or Executive resigns for Good Reason, during the period that begins when negotiations for the Change in Control begin (but no earlier than three months prior to such Change in Control) and ends on the 9-month anniversary of the closing of the Change in Control transaction (the “Protection Period”) and such termination is not a termination for cause pursuant to Section 11 or a termination resulting from Executive’s death, disability or election pursuant to subsections (a), (b) or (c) of this Section 12.

(f)         Effect of Various Terminations; Severance.

(i)    If Executive’s employment is terminated pursuant to subsections (a), (b), or (c) of this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Base Salary and the value of unused paid time off through the effective date of the termination; and (ii) all expenses incurred pursuant to Section 7 of this Agreement prior to the effective date of termination (“Reimbursable Expenses”). Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

(ii)    If Executive’s employment is terminated pursuant to subsection (d) of this paragraph, Company shall pay to Executive: (A) Executive’s accrued but unpaid Base Salary and the value of unused paid time off through the effective date of the termination; (B) all Reimbursable Expenses; (C) a severance payment (“Severance”) equal to 12 months of Executive’s Base Salary as of the date of termination, contingent upon Executive first signing and not revoking a general release of claims in the form attached to this Agreement as Exhibit A (the “Release”) within thirty days of Executive’s termination of employment and otherwise complying with all other provisions of this Agreement, including the PIIA (the “Prerequisites”). The Severance shall be paid over time in equal installments, with the first payment made on the thirtieth day following Executive’s termination and subsequent payments made on Company paydays during the 12-month severance period (the “Severance Period”), provided Executive has satisfied the Prerequisites; (D) payment of the amount of annual Bonus that the Executive would have otherwise received due to meeting some or all of the bonus goals and objectives, but did not receive due to his termination without cause before the Bonus payment date, which shall be payable at the time Company normally pays the Bonus provided that (I) Executive met some/all of the Standards and Goals outlined by the Compensation Committee for the applicable Bonus, with the determination of meeting any subjective portion of the Bonus standards and goals to be determined by the Board in its good-faith sole discretion, (II) Executive was terminated by Company without cause or resigned for Good Reason prior to the Bonus payment date, and (III) Executive has satisfied the Prerequisites; (E) provided Executive timely elects to continue his health insurance through the applicable provisions of COBRA and satisfies the Prerequisites, Company agrees to pay directly to the Company’s COBRA administrator as and when due the cost for the COBRA premiums for coverage through the earliest to occur (“COBRA Premiums”): (I) the Severance Period (as defined herein); (II) the date on which Executive is no longer eligible for COBRA continuation coverage, and (III) the date on which Executive is eligible for group health insurance coverage through another employer that applies to Executive (“COBRA Subsidy Period”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Subsidy Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in such case, the Company will pay to Executive each month the amount the Company would otherwise pay to the COBRA administrator, subject to tax withholdings and deductions, with the payment made on the last day of each month over the remainder of the COBRA Subsidy Period. Vesting of RSUs will continue during the Severance Period. If Executive does not satisfy the Prerequisites, then Executive will not have any right or entitlement to the payments and benefits outlined in 12(f)(ii)(C)-(E).

(iii)    If Executive’s employment is terminated pursuant to subsection (e) of this Section 12, Executive shall receive (i) Executive’s accrued but unpaid Base Salary and the value of unpaid time off through the effective date of the termination; (ii) all Reimbursable Expenses; and (iii) the Severance and COBRA Premiums (as defined above) that Executive would receive under a termination pursuant to subsection (d) of this Section 12, provided the Prerequisites have been satisfied. In addition, any equity award that is scheduled to vest any time after the termination of Executive’s employment will vest immediately upon the termination of Executive’s employment pursuant to this subsection (e).

(iv)    Subject to Section 12(e), all other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs. The Change in Control vesting and acceleration terms in Section 12(e) shall control should there be a conflict with any applicable equity incentive plan and award agreements covering Executive, which shall not be interpreted, amended or enforced to diminish the benefits provided herein.

(v)    With the exception of the terms of this paragraph 12 and any obligations, duties and responsibilities Executive has under the PIIA, upon termination of Executive’s employment the obligations of Executive and Company under this Agreement shall immediately cease.

13.         MISCELLANEOUS.

(a)         Preparation of Agreement. It is acknowledged by each Party that such Party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no Party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any Party as the alleged draftsman of this Agreement.

(b)         Cooperation. Each Party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c)         Interpretation.

(i)         Entire Agreement/No Collateral Representations. Each Party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto and the PIIA Executive signed concurrently with this Agreement, which is expressly incorporated herein by reference: (1) is the final, complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written, including but not limited to the Former Agreement (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the Party against whom enforcement of the modification or supplement is sought.

(ii)         Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the Party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii)         Remedies Cumulative. The remedies of each Party under this Agreement are cumulative and shall not exclude any other remedies to which such Party may be lawfully entitled.

(iv)         Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v)         No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

(vi)         Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d)         Enforcement.

(i)         Applicable Law. This Agreement and the rights and remedies of each Party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Texas, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Texas.

(ii)         Consent to Jurisdiction and Venue. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of Texas within Travis County.

(iii)         Attorneys’ Fees. If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful Party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

(e)         No Assignment of Rights or Delegation of Duties by Executive. Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

(f)         Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed). Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving Party shall have specified most recently by like Notice, with a copy to the other Parties hereto. Any Notice given to the estate of a Party shall be sufficient if addressed to the party as provided in this subparagraph.

(g)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

(h)         Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all Parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the Party whose facsimile signature appears.

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement.

Company: IDEAL POWER INC.

/s/ Michael C. Turmelle
Michael C. Turmelle
Chairman of the Board of Directors

Executive:

/s/ David Somo

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

1.    Intent. This is a Confidential Separation Agreement and General Release (the “Agreement”) between David Somo (“Executive”) and Ideal Power Inc. (the “Company”) concerning Executive’s separation from employment with the Company. Executive and the Company shall be collectively referred to herein as the “Parties,” or may be referred to individually as, a “Party”. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement entered into between Executive and the Company effective as of November 3, 2025 (the “Employment Agreement”).

2.    Wages and Notice. The Company has notified Executive that Executive’s employment shall end effective ________________ (the “Separation Date”). Within six (6) days following the Separation Date, the Company will pay Executive all accrued but unpaid wages (including any accrued bonuses, commissions, and other compensation), due to Executive for services through the Separation Date. Executive is entitled to receive the accrued but unpaid wages even if Executive does not sign this Agreement and accept the Severance Package identified below in Section 4. Executive acknowledges that Executive is not entitled to any other payments or compensation from the Company except as identified in and provided by this Agreement and the Employment Agreement.

3.    Benefits. Unless expressly set forth in Section 4 below, this Agreement does not affect Executive’s rights to receive the vested benefits under the Company’s employee benefit plans, including any retirement and equity compensation plans. Executive’s rights to benefits under those plans are governed by the terms of those plans. Executive’s rights to elect continued group health insurance coverage is governed by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and any state laws of similar effect. The Company will provide information about electing such coverage in a separate notice.

4.    Severance Package. In consideration for Executive’s promises and obligations under this Agreement, including the General Release of Claims in Section 5, the Company will provide the following payments and benefits as severance (the “Severance Package”):

a.

The Company will continue to pay Employee’s base salary on the normal payroll schedule for the first twelve (12) months after the Separation Date, subject to applicable withholdings and deductions, provided that no amount will be paid prior to the Effective Date. On the first regular payroll pay date following the 30th day after the Separation Date, the Company will pay all amounts that would otherwise have been paid under the prior sentence through such date with the balance of the payments made thereafter on the normal payroll schedule.

b.

If Executive timely elects continued group health insurance coverage under COBRA, the Company will pay directly to the Company’s COBRA administrator as and when due the premiums for such coverage for Executive for coverage through the earliest to occur of (i) the end of the first twelve (12) months of such coverage, (ii) the date on which Executive is no longer eligible for COBRA continuation coverage, and (iii) the date on which Executive is eligible for group health insurance coverage through another employer (the “COBRA Subsidy Period”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Subsidy Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in such case, the Company will pay to Executive each month the amount the Company would otherwise pay to the COBRA administrator, subject to tax withholdings and deductions, with the payment made on the last day of each month over the remainder of the COBRA Subsidy Period.

Employee Initial _________

c.	If applicable, the Company will pay a pro-rata share of the Bonus (if any) pursuant to Section 12(f)(ii)(D) of the Employment Agreement at the time the Company normally pays the Bonus.

d.

In the event Executive’s employment is terminated by Company without cause or Executive terminates his employment for Good Reason pursuant to Section 12(d) of the Employment Agreement, then Executive’s RSU grants will continue vesting during the 12-month severance period (the “Severance Period”).

e.	The value of unpaid time off through the Separation Date.

f.	The Reimbursable Expenses.

g.

In the event Executive’s employment is terminated by Company without cause or Executive terminates his employment for Good Reason pursuant to Section 12(e) of the Employment Agreement, any equity award, including, but not limited to, any unvested RSUs, PSUs, and any unvested equity underlying the Inducement Award, that is scheduled to vest any time after the Separation Date, will: (i) with respect to any unvested RSUs, fully and immediately vest; and (ii) with respect to any unvested PSUs, immediately vest as if the performance goals with respect to each such award had been achieved at the target level of performance.

Executive acknowledges that Executive is entitled to the Severance Package only by entering this Agreement and having it becoming effective in accordance with its terms. Executive further acknowledges that the Severance Package constitutes sufficient consideration for Executive’s promises and obligations in this Agreement.

5.    General Release of Claims. In consideration of the Severance Package and other valuable consideration provided herein, Executive shall and hereby does fully release the Company from any and all legal claims, whether known or unknown, suspected or unsuspected, that might arise from acts or omissions, which occurred up to and including the date Executive signs this Agreement. This release covers Company and all of its parent companies, subsidiaries, predecessors, affiliates, and present and former owners, directors, officers, employees, attorneys, insurers, accountants, tax advisors, managing agents, agents, successors, investors, assignees, and all other representatives of the Company, individually and in their corporate or other representative capacities (hereinafter these released parties are referred to collectively as “Releasees”). The claims released here against Releasees include, without limitation:

a.    Any claim for damages, fees, costs, equitable relief, restitution, or for any other kind of remedy, arising out of Executive’s relationship with and contacts with the Company and Releasees.

b.    Any claims in federal, state, or local statutory or common law, including ordinances, regulations, and wage orders relating to Executive’s employment with the Company and Executive’s separation from employment, including, without limitation: (i) claims for any form of discrimination, harassment, retaliation, wrongful termination, failure to accommodate, failure to provide leave, or notice regarding employment status, including any claims under: the Employee Retirement Income Security Act; the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866 including but not limited to Section 1981 and 1983; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Family and Medical Leave Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; any state and local employment laws regarding COVID-19; the Texas Labor Code, including the Texas Commission on Human Rights Act; all local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; and the Constitutions of the State of Texas and the United States; (ii) claims relating to the payment of wages, salary, compensation, or penalties under any local, state, or federal law, statute, regulation, or ordinance, including any claims under: the Federal Fair Labor Standards Act; the Texas Payday Law (Chapter 61 of the Texas Labor Code); and the Equal Pay Act; (iii) breach of contract; breach of the implied covenant of good faith and fair dealing (to the extent such covenant is recognized under Texas law); violation of any privacy right; defamation; libel; slander; intentional and negligent infliction of emotional distress; (iv) any and all claims for equitable relief, restitution, and other money damages and damages; (v) any and all claims for attorney’s fees and/or costs; and (vi) any other legal limitation on the employment relationship. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

Employee Initial _________

c.    For avoidance of doubt, this Agreement releases any claims Executive may have related to Executive’s employment with the Company, including, but not limited to, any claims for severance pay, breach of contract, salary, bonus pay, commissions, incentive pay, overtime pay, final wages, minimum wages, off-the-clock work, penalties, or any pay, premium, or penalty provided for under the Fair Labor Standards Act, the Texas Payday Law (Chapter 61 of the Texas Labor Code), and any other applicable wage-and-hour statute (collectively “Wages”). By accepting this Agreement, Executive acknowledges that the Company disputes any claim Executive may have for Wages, whether known or unknown. Executive does not contend that the Company’s dispute is anything other than a bona fide (meaning a genuine and good faith) dispute.

d.    The Company intends to pay, and shall pay to, Executive within six (6) days of the Separation Date, all compensation due through the Separation Date as set forth above, and Executive has received all compensation; thus, any claim by Executive, or made on Executive’s behalf for further, other, or additional compensation or reimbursement is subject to, and will constitute, a good faith dispute.

e.    Executive agrees that, to the extent rights that may exist under any statute or regulation encompassed in this Section cannot be released as a matter of law, Executive waives the right to recover anything under such statutes or regulations to the maximum extent permitted by applicable law, and Executive further agrees to provide reasonable assistance if any released claim requires judicial approval or requires the submission of any documents to any governmental agency.

Notwithstanding any provision to the contrary in this Section 5 or elsewhere in this Agreement, this release by Executive does not apply to or cover: (a) any claim or right Executive cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s benefit plans, claims against the Company for breach of its obligations under this Agreement, claims for indemnification, or any claims that might arise after the Effective Date; (b) to the extent not covered by subsection (a) of this Section 5, (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, (ii) Executive’s rights to payment of all amounts and benefits provided for under the Employment Agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this Agreement, (iii) any rights or claims that may arise as a result of events occurring after the date this Agreement is executed, any indemnification and advancement rights Executive may have as a former employee, officer, or director of the Company or its subsidiaries or affiliated companies, including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws, or any other organizational documents of the Company or any of its subsidiaries, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities, whether vested or unvested, of the Company.

6.    Reserved.

Employee Initial _________

7.    Promise Not to Sue. Executive represents that Executive has not filed any complaints, charges, or lawsuits against the Company or Releasees with any governmental agency (excluding the Securities and Exchange Commission (“SEC”)) or any court. For avoidance of doubt, this Section and Agreement do not require Executive to disclose or make any representation as to any prior communications or other dealings with the SEC, and nothing in this Section and Agreement prohibits Executive from communicating with or providing information to the SEC under Section 21F of the Securities Exchange Act. Executive agrees that Executive will not initiate any actions (in civil court or arbitration) regarding the claims released under this Agreement, whether on Executive’s own behalf or in a class or representative capacity, and will not be a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to any unfair competition law of any jurisdiction), and warrants and represents that Executive will take all steps necessary to ensure that Executive is not a member of a class or collective with respect to such claim.

8.    Reaffirmation of Obligations Regarding Proprietary Information. Executive acknowledges that, during Executive’s employment with the Company, Executive has received confidential and proprietary information that belongs to the Company. Executive represents and warrants that Executive has complied with, and is currently in compliance with, the obligations contained in Executive’s Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”), which is attached as Attachment A, and Executive hereby reaffirms and agrees that the Confidentiality Agreement is fully valid, supported by mutually agreed-upon consideration, and enforceable and shall remain in full force and effect following Executive’s Separation Date. There are important limitations on the confidentiality obligations described in this Section and in the Confidentiality Agreement, which are set forth in Sections 7 and 12 of this Agreement and contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secrets Act. Nothing in this Agreement or the Confidentiality Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by those sections. Accordingly, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

9.    Supervisor or Manager Under the NLRA. Executive acknowledges and agrees that Executive qualifies as a supervisor and/or manager under the National Labor Relations Act (the “NLRA”). Executive acknowledges and agrees that: (1) Executive’s position included the authority, in the interest of the Company, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, and/or discipline other employees; to have responsibility for them; to adjust their grievances; and/or effectively to recommend such action; and/or (2) Executive formulated and effected management policies by expressing and making operative the decisions of the Company and had discretion in the performance of Executive’s job independent of the Company’s established policies. Executive further acknowledges and agrees that Executive’s exercise of authority is not of a merely routine or clerical nature but requires the use of Executive’s independent judgment.

10.    Confidentiality. Executive agrees that the terms of this Agreement and the facts and matters giving rise to this Agreement are and shall remain confidential to the maximum extent permitted by applicable law. Executive shall not discuss or disclose the terms of this Agreement or the facts and matters giving rise to this Agreement to anyone, in any forum, through any means, except that Executive may disclose this Agreement and its terms to Executive’s tax and legal advisors, immediate family, and as otherwise permitted by Sections 7 and/or 12 of this Agreement.

If Executive discloses this Agreement or its terms as permitted to Executive’s tax and legal advisors and immediate family, Executive shall take reasonable steps to ensure that the recipient of this information complies with this confidentiality obligation. Only if compelled by lawful court order or subpoena may Executive otherwise disclose the terms of the Agreement. Executive may not utilize others to disclose the terms on Executive’s behalf, and Executive may not post, blog, or use social media as a platform for disclosure. This Section is not intended to impose upon Executive the obligation to resist a court order, government order, or subpoena mandating disclosure of this Agreement or its terms. However, if this Agreement is intended to be offered for any purpose or pursuant to any compelled production, and so long as permitted by Sections 7 and 12, Executive agrees to notify the Company in writing at least seven (7) business days in advance of the proposed production of the Agreement to permit the Company and/or the Releasees to file protective motions or otherwise seek to protect their rights and interests, as necessary. Confidentiality is a material term of this Agreement.

Employee Initial _________

11.    Non-disparagement and Neutral Job Reference. To the maximum extent permitted by applicable law, Executive agrees not to make any written or oral disparaging statements (including on any social media platform) about the Company or Releasees, including, without limitation, the Company’s and/or a Releasee’s current and former officers, directors, employees, agents, representatives, investors, products, or services. The Company agrees that, in response to any inquiries by prospective employers, the Company will only provide dates of employment and job title/position held by Executive during Executive’s employment with the Company so long as all requests are directed to [name, title] at the Company.

12.    Disclosure of Information. Nothing in this Agreement, the Confidentiality Agreement, the Employment Agreement or any other agreement between Executive and the Company, or any Company policy:

a.    Prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Executive has reason to believe is unlawful.

b.    Prohibits, restricts, or impedes Executive from discussing the terms and conditions of employment (including wages, hours or working conditions) to the extent such rights cannot be waived by agreement.

c.    Prevents Executive from communicating, in any manner, with the SEC (including providing Proprietary Information, as defined in the Confidentiality Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or requires Executive to provide the Company notice when communicating, in any manner, with the SEC.

d.    Prohibits Executive from providing truthful information (including Proprietary Information, as defined by applicable law and/or the Confidentiality Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity, agency, or court, or to third parties, such as when acting as a witness or participating in a legal investigation.

e.    Prevents Executive from providing testimony as a witness in any proceeding, providing information or testimony as permitted by applicable law, or filing a charge or complaint with, maintaining the confidentiality of, or participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the SEC, or any other federal, state, or local agency charged with the enforcement of any laws. By entering into this Agreement, however, Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act. Notwithstanding the foregoing, Executive agrees to waive the right to receive future monetary recovery directly from the Company, other than as set forth in this Agreement. This waiver includes Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.

13.    Return of Company Property. By signing this Agreement, Executive represents and affirms that (a) Executive will return to the Company all property belonging to the Company, including, but not limited to, Proprietary Information (as defined in the Confidentiality Agreement) and any and all computers, laptops, cell phones, electronic devices, keys, keycards, files, hard-copy documents, documents, emails, chats, information and/or data stored in electronic files and/or electronic storage devices, USB drives, other electronic media, equipment, software, and any and all copies of such Proprietary Information and Company property, both electronic and hard copy, that were in Executive’s possession, custody, or control (including on Executive’s personal computers, cell phones, email accounts, cloud-based accounts, or other electronic storage devices); (b) Executive no longer possesses or has control over any Company property, including Proprietary Information; and (c) Executive has not made or distributed any copies, duplicates, reproductions, or excerpts of such materials. Executive further agrees to provide the Company with access to all Company-related computer files, software, accounts, computers, laptops, electronic storage devices, and any and all passwords needed to access those items. Executive further represents and affirms that Executive has not used or disclosed any Proprietary Information or other Company property for competitive purposes.

Employee Initial _________

14.    Cooperation. During the Severance Period, Executive agrees to reasonably cooperate with the Company, including any attorney or other consultant retained by the Company, in connection with any pending or future litigation, arbitration, business, or investigatory matter. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Executive being available for interview by the Company, or any attorney or other consultant retained by the Company and providing to the Company any documents in Executive’s possession or under Executive’s control. The Company agrees to provide Executive with reasonable notice of the need for assistance and that such cooperation provided by Executive pursuant to this Section 14 may be performed remotely and will, to the extent practicable, not unreasonably interfere with Executive’s subsequent employment, consulting, or personal commitments; cooperation may be provided remotely. Following the end of the Severance Period, the Company will compensate Executive for any cooperation obligations performed pursuant to this Section 14 at an hourly rate of $[650] per hour, billed in 0.25-hour increments. Notwithstanding any provision in this Section 14 or elsewhere in this Agreement to the contrary, Company shall, within thirty days after Executive submits a request to Company for the same, reimburse Executive for all reasonable and documented out-of-pocket expenses incurred during or after the Severance Period in connection with Executive’s cooperation obligations pursuant to this Section 14.

15.    Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. To the extent not so exempt, the Parties intend that all payments and benefits comply with Section 409A, and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Executive shall have no right to control the timing of the payments under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, then no amounts payable to Executive due to a separation from service, whether pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service, at which time all amounts previously due will be paid in a lump sum, with the balance paid on the original schedule.

16.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

Employee Initial _________

17.    Right to Legal Advice and ADEA Consideration Period. This Agreement is intended to comply with the OWBPA for the release of claims under the ADEA. Executive acknowledges receipt of this Agreement on [DATE]. Executive acknowledges that Executive is entitled to twenty-one (21) days to consider whether to sign this Agreement up to [DATE] (“Consideration Period”). By accepting this Agreement, Executive acknowledges and agrees that Executive is waiving rights and claims under the ADEA, as well as any similar state law. The proposed terms of this Agreement shall not be amended, modified, or revoked by the Company during the Consideration Period. Executive may sign this Agreement or reject it at any time during the Consideration Period. If Executive signs this Agreement before the Consideration Period has ended, Executive has voluntarily waived any remaining Consideration Period and does so on a knowing and voluntary basis. The Consideration Period allows Executive time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Executive has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it. Executive and the Company agree that any changes, whether material or immaterial, do not restart the running of the twenty-one (21) day period, as permitted under applicable law. Executive understands that it is Executive’s voluntary decision to sign before the end of the Consideration Period.

18.    Revocation of Agreement. Within seven (7) days of signing this Agreement, Executive may revoke it. This Agreement will not become effective and enforceable, and Executive will not receive the Severance, unless and until the seven (7)-day revocation period passes without such a written revocation. If Executive decides to revoke this Agreement, the revocation must be made in writing and delivered during the seven (7)-day period to [NAME], at [ADDRESS, EMAIL ADDRESS].

19.    Effective Date. This Agreement becomes effective and binding eight (8) days after Executive signs and returns the fully and properly executed Agreement to the Company, so long as Executive has not revoked it (“Effective Date”).

20.    Amendment. This Agreement may not be modified or amended except in writing signed by Executive and an authorized executive of the Company.

21.    Choice of Law and Severability. The laws of the State of Texas, without respect to its provisions for conflict of laws, shall govern this Agreement. If any provision in this Agreement is found to be illegal or unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Any court or tribunal of competent jurisdiction shall have the power to modify any illegal or unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or if the entire Agreement is found illegal, unenforceable, or invalid, the Parties agree to enter into a new agreement whereby Executive agrees to a valid, full and general release of claims.

22.    No Admissions. The Parties agree that entering into this Agreement and their negotiations regarding this Agreement shall not be deemed or construed as an admission of fault, liability, or as the truth of any claim, demand, charge, cause of action, or alleged fact relating to the subject matter and terms of this Agreement.

23.    Entire Agreement. This is the entire Agreement between Executive and the Company concerning Executive’s separation from employment. It supersedes all prior agreements except the Confidentiality Agreement and the Employment Agreement, which continue in full force and effect according to their terms.

24.    Knowing and Voluntary Agreement. Executive has read this Agreement, and understands its terms, including the fact that it releases any claim Executive might have against the Company, including claims under the ADEA. Executive acknowledges Executive has not relied on any statement or promise that is not written in this Agreement. Executive enters into this Agreement voluntarily and was not coerced into signing it; Executive agrees to all the Agreement’s terms and significance, knowingly, deliberately, without duress or reservation of any kind, and after having given the matter full and careful consideration. Executive understands Executive is not waiving any rights or claims that may arise after the date on which this Agreement is executed, and Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled. Executive was advised in writing, through this Agreement, to consult with an attorney of Executive’s choice about this Agreement, and Executive has had an opportunity to consult counsel of Executive’s choice, if Executive so desires, and Executive has either done so or voluntarily chosen not to do so.

Employee Initial _________

25.    Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

David Somo	Ideal Power Inc.

Signature	Signature of Company Representative

Date	Printed Name

Date

Employee Initial _________